PRODUCTION AGREEMENT

This production agreement is entered into as of July 21 2005, between Optigenex, Inc. (OPGX), a New York corporation and Bullet Proof Productions, (BULLET) a California Company.

This Agreement is made with reference to the following facts:

Whereas OPGX desires the production of one (1) thirty (30) minute DRTV Infomercial for the purpose of marketing of OPGX's Skin Repair Topical Cream (PRODUCT). The edited Infomercial shall be furnished to OPGX on a Digital Beta and / or HDCAM broadcast quality master.

The terms of the agreement are as follows:

1. OPGX has contracted BULLET to produce the above referenced Infomercial to broadcast specifications
2. OPGX has indicated the budget for the production is $358,904.00. As a result BULLET will present OPGX with creative concepts that can be produced, to high end industry standards, within 10% +/- of OPGX's defined budget. Upon finalization of creative concept, BULLET will present OPGX with a detailed line item budget including all items necessary to produce creative concept as presented. OPGX will have the opportunity to modify budget items before providing a signed indication of final budget approval.
3. Any subsequent changes, modifications or additions to the approved creative concept and budget requested by OPGX will be quoted and presented to OPGX in writing for approval.
4. In order to begin the production process, and based on OPGX's budget requirements BULLET requires:
   - $119,635.00 upon execution of this document as deposit. 7/29/2005
   - $119,635.00 at least 1 week prior to the commencement of the shooting schedule. 10/1/2005
   - Balance due prior to delivery of the finished masters to OPGX. Est date 11/15/2005 or as early 11/1/2005
5. The deposit shall not be refunded once the creative process has begun, even if OPGX decides to discontinue production.
6. OPGX agrees to provide BPP with a FedEx, or similar overnight shipping company, account number for use in shipping view copies of the Infomercial, finished masters, and production elements. BPP shall use such account number only upon the request of OPGX only for the purposes stated above
7. BULLET will make best efforts to complete the project within the parameters of the timeline that shall accompany this agreement (Appendix A). Completion time may vary if OPGX fails to provide BULLET with all necessary production elements, approvals, information or other necessary items; or through acts of God.
8. BULLET as producer is responsible for providing pre-production, production, post production, editorial, voice over, digital edit, and the completion and delivery of two (2) final BETA SP masters.

9. OPGX agrees to provide BULLET with all relevant and pertinent information, product samples, packaging, artwork, logos, and any other material that will be required for the production.

10. BULLET agrees that all rights to physical footage and property will remain the sole property of OPGX. In the event of non-payment by OPGX, the rights to the physical footage, as well as, any other production elements and masters will remain in the possession of BPP until such time payments are received in full. Should such non-payment persist beyond 30 days of receipt of written demand, BPP the right to seek compensation for monetary damages incurred by all means at its disposal including but not limited to legal remedies and / or sale of materials already produced to other interested parties.

11. Upon completion of the first draft edit, OPGX will be given sufficient time to request reasonable edit changes to the Infomercial. All changes requested by OPGX must be delivered to BULLET in writing. Upon receipt of changes BULLET will produce the final master to OPGX's final written specifications within a reasonable time frame in accordance with the required changes.

12. In the event that OPGX requires additional production elements after the draft edit, or final edit are presented, BULLET will present OPGX for their approval, a written estimate for those elements. If OPGX agrees, BULLET will produce the additional elements, and once again prepare for OPGX's approval a draft edit of the Infomercial. OPGX will once again be given sufficient time request reasonable edit changes or additions to the Infomercial. All changes requested by OPGX must be delivered to BULLET in writing. Upon receipt of changes, BULLET will produce the final master to OPGX's final written specifications. A new timeline will also be presented, and an additional deposit may be required.

13. For a period of three months following the completion of the production, BULLET shall retain a copy or copies of raw footage and other raw production materials, for utilization in any reconfiguring or production of a new version of the INFOMERCIAL. At the end of the three month period BULLET shall return to OPGX all raw footage and raw production materials at OPGX's sole expense and liability. Concurrently, BULLET shall archive the project and retain a copy for future use. Should OPGX wish, at a later date, to reconstitute the project, a project restoration fee may apply.

14. The production is being produced as a "work for hire" for the benefit of OPGX, and all copyright interests in the production shall vest in the name of OPGX or the LLC to be formed by OPGX as soon as any of its elements are fixed in a tangible medium of expression. In addition, BULLET hereby irrevocably, unconditionally and absolutely assigns OPGX any copyright or other proprietary interest it may obtain or acquire in any way, relating to the production in all territories and in media or technology now existing or developed in the future. OPGX shall hold the exclusive rights in and to each element of the production. BULLET warrants that all elements of the production added by BULLET will be original and unencumbered creations exclusively for the use of OPGX. BULLET will cause copyright markings to appear on any and all elements of the production as instructed by OPGX.

15. BULLET will exercise the highest degree of care and prudence to safeguard and protect, and prevent unauthorized disclosure of all confidential information. BULLET will not use or

disclose confidential information after the term of service hereunder, or during the term of services hereunder, except as necessary in the performance of her duties for OPGX, in such case with prior approval of OPGX, or pursuant to OPGX's policies and directives, and except as may be required by law.

16. BULLET shall assume no responsibility whatsoever with regard to the relative direct response success, as measured in terms of media efficiency ratio, of OPGX's Infomercial. Additionally, BULLET shall take no responsibility for and be indemnified by OPGX for any claims, medical or otherwise, made by OPGX in relation to OPGX's PRODUCT(s).

17. "Confidential information" shall be defined as information not generally known outside the company or readily ascertainable relating to OPGX's business or products, including without limitation technical information, know-how, processes, product designs, tolerances, formulas, data, improvements, techniques and other trade secret information relating to OPGX and other information relating to the business of OPGX's products or services whether past, present or anticipated, including information about OPGX's research, development, manufacturing, purchasing, accounting, engineering, marketing, selling, leasing, servicing, customer or vendors. Confidential information includes information originated by OPGX's employees and information received by BULLET from their parties on a restricted disclosure basis.

18. The relationship of the parties is that of independent contracting parties and is not, and shall not be deemed to be, any other relationship, including without limitation, that of joint ventures, partners, joint employees or principal and agent. Both parties shall indemnify and hold the other harmless for any third party claims, demands expenses, law suits, obligations or liabilities resulting from any breach by the indemnifying party of this Agreement.

19. Upon breach by either party of any material term or condition of this Agreement, the non-breaching party shall have the right to immediately terminate this Agreement by notifying the breaching party to this effect in writing, provided, however, that if such breach is inadvertent and curable, the breaching party shall have a period of ten (10) days from the date of receipt of such written notification within which to cure (on a one-time-only basis) such breach. Either party may also terminate this Agreement if an event of Force Major continues for a period of four (4) consecutive weeks or six (6) weeks in the aggregate. If this Agreement is terminated by BULLET due to an event of Force Majeure, BULLET shall promptly return any unearned compensation already paid to BULLET by OPGX and not expended or committed to a third party provider of goods and services in connection with the Infomercial. This Agreement shall terminate immediately, effective upon written notice to the other party if either party: (i) should become insolvent: (ii) enters into bankruptcy or receivership, voluntary or involuntary, (iii) makes an assignment in favor of creditor(s): (iv) ceases all or a substantial portion of operations: or (v) undergoes a sale or repossession of all its assets. Upon termination under this paragraph, this Agreement will have no further force or effect, and both parties will be relieved from all obligations under this Agreement, save those which accrued on or before the effective date of the termination.

20. This Agreement shall be construed and governed in accordance with the laws of the State of California without regard to any conflicts of law rules. Any controversy or claim arising out of or relating to this agreement shall be determined by arbitration in accordance with the International Arbitration Rules of American Arbitration Association. Each party shall bear half the cost of the arbitrator, unless allocated by the arbitrator. The prevailing party in any dispute arising under this Agreement shall be entitled to all reasonable costs including attorney's fee, as such costs may be allocated by the arbitrator.

21. Except as to wholly owned subsidiaries, neither party shall assign this Agreement, in whole or part, to any third party, without the other's prior written consent.

22. This written Agreement constitutes the entire Agreement between the parties herein. All prior negotiation, agreements and communications are merged in this Agreement and superceded by it. There are no representations, warranties or obligations by either party to the other except those set forth in this Agreement. The terms of this Agreement may not be waived, altered modified, amended or supplemented in any manner whatsoever except by a written document duly executed by both parties.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

By: [signature]

~~Mark Sussman~~
VP Business Development Steve Howard | President
Bullet Proof Productions

By: [signature] 7/28/05

President
Optigenex, Inc.